Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333‑219203, 333‑223428, 333‑226440, 333‑231884, 333‑248926, and 333‑259321) of RumbleOn, Inc. of our reports dated April 8, 2022, with respect to the consolidated financial statements of RumbleOn, Inc. and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), included in this Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ DIXON HUGHES GOODMAN LLP
Dallas, Texas
April 8, 2022